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                                 EXHIBIT 21.1
                        SUBSIDIARIES OF THE REGISTRANT

Prolong Super Lubricants, Inc., a Nevada corporation
Prolong Foreign Sales Corporation, a Barbados corporation
Prolong International Holdings Ltd., a Cayman Islands company
Prolong International Ltd., a Cayman Islands company